================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             GIBSON GREETINGS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             GIBSON GREETINGS, 1NC.
                                2100 Section Road
                             Cincinnati, Ohio 45237




                            NOTICE OF ANNUAL MEETING


The Annual Meeting of Stockholders of Gibson Greetings, Inc. will be held at the Cincinnati Museum Center, 1301 Western Avenue, Cincinnati, Ohio, at 11:00 a.m. Eastern Daylight Time, on April 23, 1998 for the following purposes:

          1.   To elect two directors; and

          2. To transact such other business as properly may come before the meeting.

Stockholders of record at the close of business on March 6, 1998 are entitled to receive notice of, and to vote at, the meeting.

--------------------------------------------------------------------------------


     BY ORDER OF THE BOARD OF DIRECTORS,                   March 24, 1998

     HAROLD L. CALDWELL

     SECRETARY

--------------------------------------------------------------------------------


IMPORTANT:

      TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

--------------------------------------------------------------------------------

                             GIBSON GREETINGS, INC.
                                2100 Section Road
                             Cincinnati, Ohio 45237
                                 (513) 841-6600




                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Gibson Greetings, Inc. of proxies to be voted at the Annual Meeting of Stockholders on April 23, 1998. Except as otherwise indicated, "the Company" as used herein refers to Gibson Greetings, Inc. and its subsidiary corporations taken as a whole. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about March 24, 1998.


                          OUTSTANDING VOTING SECURITIES

The number of voting securities of the Company outstanding on March 6, 1998, the record date for the meeting, was 16,339,705 shares of common stock, $.01 par value, all of one class and each entitled to one vote. The holders of at least a majority of the outstanding shares of common stock must be represented in person or by proxy at the Annual Meeting for the meeting to be held.


                               PROXIES AND VOTING

Stockholders are urged to: read carefully the material in this Proxy Statement; specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card; and sign, date and return the card in the enclosed stamped envelope. A stockholder who executes a proxy may revoke or revise that proxy in writing at any time before the meeting by notice to the Company's Secretary or may, by voting by ballot at the meeting, cancel any proxy previously returned.

The Company's Proxy Committee consists of two individuals, each of whom is an officer of the Company. If a stockholder's proxy card is properly executed and returned, but no choice is specified, the shares will be voted by the Proxy Committee as recommended by the Company. At the present time it is intended that proxies which contain no instructions to the contrary will be voted "for" the nominees for director named in this Proxy Statement. Should any nominee not be available for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of the stock represented by the proxies on any matter which properly may be presented for action at the meeting. At the present time, the Company is not aware of any business or matter which properly may be presented for action at the meeting other than as is described in this Proxy Statement.

In accordance with the General Corporation Law of the State of Delaware and the Company's By-Laws, the affirmative vote of a plurality of the shares of the Company's common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be sufficient for election of the nominees as directors. Any other matter presented at the meeting will be determined by a vote of a majority of the shares of common stock present in person or represented by proxy and voting on that matter. Abstentions have the effect of negative votes; broker non-votes are deemed to be absent shares. Votes at the meeting will be tabulated by officers of the Company, who act as Judges of Election. The Company has not established a system for confidential voting.


                          ATTENDANCE AT ANNUAL MEETING

To ensure the availability of adequate space for stockholders wishing to attend the meeting, attendance may be limited to stockholders of record or their proxies, beneficial owners of the Company's stock having evidence of such ownership, and invited guests of Management. Please indicate whether you plan to attend the Annual Meeting by checking the appropriate box on the enclosed proxy card.

                             THE BOARD OF DIRECTORS

Pursuant to the Delaware General Corporation Law, as implemented by the Company's Restated Certificate of Incorporation and By-Laws, all corporate powers are exercised, and the Company's business, property and affairs are managed, by or under the direction of the Board of Directors.

Currently the number of the Company's directors is set at seven, divided into three classes, with Class I composed of three directors and Classes II and III each containing two directors. The nominees in Class III will be nominated for election as directors to serve until the Annual Meeting in 2001 and until their successors are elected and qualified. The directors in Class I will serve until the Annual Meeting in 1999 and the directors in Class II will serve until the Annual Meeting in 2000.

Set forth below is certain information with respect to each of the nominees and continuing directors.


                                     CLASS I

                            (Terms expiring in 1999)

         CHARLES D. LINDBERG, age 69. Mr. Lindberg has been a partner in the law firm of Taft, Stettinius & Hollister LLP, counsel to the Company, for more than the past five years and currently serves as Managing Partner. He has been a director of the Company since May 1991.

         ALBERT R. PEZZILLO, age 69. Mr. Pezzillo was Chairman of the Board of the Company from February 1996 until April 1997. He also served as the Company's Chief Executive Officer from February until August 1996. He was a business consultant from 1990 until 1996 after his retirement in 1990 from his position as Senior Vice President of American Home Products Corporation, a manufacturer and marketer of ethical pharmaceuticals, medical supplies and hospital, consumer health care, food and household products. Prior to joining American Home Products in 1981, he held a variety of executive positions with Warner Lambert Company and Colgate Palmolive Company. Mr. Pezzillo became a director of the Company in April 1990.

         C. ANTHONY WAINWRIGHT, age 64. Mr. Wainwright has been Vice President of McKinney and Silver Inc., an advertising agency, since April 1997. From 1995 to 1997, he was Chairman of the advertising agency, Harris, Drury, Cohen, Inc. He was Chairman of Compton Partners, Saatchi & Saatchi (formerly Campbell-Mithun-Esty), a national advertising agency, from 1994 to 1995 and was Vice Chairman of that company from 1989 to 1994. From 1980 until 1989, he was President, Chief Operating Officer and a director of The Bloom Companies, Inc., a holding company for a national advertising agency group. Prior to 1980, Mr. Wainwright held various executive positions with companies in the advertising and marketing industries. He is also a director of Marketing Services Group, Inc. (formerly All-Comm Media Co.), American Woodmark Corporation, Del Webb Corp., Advanced Polymer Systems and Caribiner International. He has been a director of the Company since March 1988.


                                    CLASS II

                            (Terms expiring in 2000)

         GEORGE M. GIBSON, age 63. Mr. Gibson retired in 1992 from The Procter & Gamble Company, having served as its Vice President - Treasurer from 1987 to 1992 and as Vice President - Comptroller from 1973 to 1987. He was associated with Procter & Gamble, a manufacturer of consumer household products, for over 35 years. Mr. Gibson has been a director of the Company since April 1996.

         ROBERT P. KIRBY, age 61. Mr. Kirby has been Chairman and Chief Executive Officer of Castleberry/Snow's Brands, Inc., an independent meat canner, since 1990. Previously, he served as President and Chief Executive Officer of Murray Bakery Products, Inc., a manufacturer of cookies, from 1985 to 1988 and as Group Vice President of Borden, Inc., with responsibility for the Dairy Group, from 1980 to 1984. Mr. Kirby initially was elected as a director of the Company in September 1997 to fill a vacancy in Class III. In February 1998, as a result of the resignation for health reasons of Frank Stanton, a Class II director, Mr. Gibson, the remaining Class II director, elected Mr. Kirby as a Class II director and Mr. Kirby resigned as a Class III director. This was necessary in order to better equalize the Classes.

                                    CLASS III

                   (Nominees for election to serve until 2001)

         FRANK J. O'CONNELL, age 54. Mr. O'Connell has been Chairman of the Board of the Company since April 1997 and has been the Company's Chief Executive Officer and President since August 1996. He was a business consultant from May 1995 to August 1996. He served as the President and Chief Executive Officer of SkyBox International, Inc. ("SkyBox"), a trading card manufacturer, from July 1991 to May 1995. Prior to joining SkyBox, he was a venture capital consultant from February 1990 to July 1991 and served as President of Reebok Brands, North America from February 1988 to February 1990. He became a director of the Company in August 1996.

         CHARLOTTE A. ST. MARTIN, age 52. Ms. St. Martin has been Executive Vice President of Marketing of Loews Hotels since November 1996. From 1989 to November 1996, she served as Executive Vice President, Operations and Marketing for Loews Hotels. Previously she served Loews Hotels in a variety of other executive capacities, including as President of Loews Anatole Hotel for eight years. Loews Hotels owns and operates 14 hotels nationally and internationally. Ms. St. Martin is a former President of the Dallas Convention and Visitors' Bureau. She is also a director of Ryland Group, Inc. She has been a director of the Company since August 1993.


COMPENSATION OF DIRECTORS. The Company pays an annual fee of $20,000 for services of directors who are not employees of the Company and an annual fee of $2,500 per chairmanship to each committee chairman. In addition, nonemployee directors receive fees of $1,000 for each Board meeting attended and $900 for each committee meeting attended, plus reimbursement of expenses. Pursuant to the Company's 1996 Nonemployee Director Stock Plan (the "Stock Plan"), nonemployee directors are required to take one-half their annual retainer in shares of the Company's common stock. Additionally, pursuant to the Company's 1989 Stock Option Plan for Nonemployee Directors (the "Directors Plan"), each nonemployee director of the Company, at the close of business on the day of the Annual Meeting of Stockholders, receives an option to purchase 3,000 shares of common stock.

In order to continue to attract and retain outstanding individuals to serve as nonemployee directors of the Company ("Outside Directors"), the Company has a Retirement Plan for Outside Directors (the "Directors Retirement Plan"). Outside Directors are defined by the Directors Retirement Plan as directors not employed by the Company or a subsidiary and include former or retired employees if they are not vested under any other Company retirement plan. In order to qualify for benefits under the Directors Retirement Plan, an Outside Director must have served the Company as such for at least nine years. An Outside Director who does qualify for benefits under the Directors Retirement Plan will receive an annual benefit, payable quarterly for life, equal to the amount of the Company's annual directors fee (not including payments for serving as chairman of a Board committee) paid to Outside Directors on the date on which the Outside Director's service to the Company ceases (the "Annual Retainer"). Benefits under the Directors Retirement Plan commence upon termination of service for directors who have attained age 65 and are payable beginning at age 65 to those whose services terminate prior to that age. Should an Outside Director who has qualified for benefits under the Plan die before receiving any benefits, the Outside Director's designated beneficiary or estate will be entitled to receive a payment equal to five times the Annual Retainer. Should an Outside Director die after the commencement of benefits but prior to having received them for five years, the beneficiary or estate will receive an amount equal to five times the Annual Retainer less any benefits already paid.

MEETINGS; COMMITTEES OF THE BOARD. The Board of Directors held seven meetings in 1997. The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee deals with financial reporting and control of the Company's assets. This Committee, consisting in 1997 of Frank Stanton (Chairman), Charles D. Lindberg and George M. Gibson, held four meetings during that year. Mr. Stanton retired as a director of the Company in January 1998. The Compensation Committee, composed in 1997 of C. Anthony Wainwright (Chairman), Charlotte A. St. Martin and Albert R. Pezzillo, sets cash compensation for the Company's executive officers, approves terms and conditions of employment contracts for the Company's executive officers and establishes terms and conditions of the Company's bonus and retirement plans. The Committee also administers all of the Company's Stock Option and Incentive Plans (except the Directors Plan, which is administered by the full Board), selects the executive officers to whom awards will be made under those Plans and, subject to the limitations imposed by the Plans, establishes the terms and conditions of each award. The Compensation Committee held seven meetings in 1997. The Nominating Committee, composed in 1997 of Messrs. Gibson (Chairman) and Wainwright, recommends to the Board for nomination, or to a class for election in the event of a vacancy, nonemployee directors of the Company. The Nominating Committee met one time in 1997. Each incumbent director attended at least 75% of the total number of Board of Directors meetings, which he or she was eligible to attend, and of the total number of meetings of committees of the Board on which the director served during the 1997 calendar year.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. O'Connell is a member of the Board of Directors of Castleberry/Snow's Brands, Inc., of which Mr. Kirby is Chairman and Chief Executive Officer. As a director, Mr. O'Connell is involved in executive compensation decisions for the executive officers of Castleberry/Snow's Brands, Inc.

                             EXECUTIVE COMPENSATION
                              AND OTHER INFORMATION


SUMMARY INFORMATION. The following table sets forth, for the years indicated, amounts of cash and certain other compensation paid by the Company and its subsidiaries, for services in all capacities, to (i) Mr. O'Connell and (ii) each of the Company's four other most highly compensated executive officers during 1997. These persons are sometimes referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                             Annual Compensation                 Long-Term Compensation
                                                                                         Awards
                                 ----------------------------------------   -------------------------------
                                                                                               Securities
                                                             Other Annual       Restricted     Underlying      All Other
                                   Salary       Bonus        Compensation          Stock        Options      Compensation
  Name and Principal     Year       ($)          ($)              ($)            Award(s)         (#)           ($) (1)
       Position                                                                     ($)
----------------------------------------------------------------------------------------------------------------------------
Frank J. O'Connell (2)   1997     $370,833       --               --                --             --             $4,184
Chief Executive          1996     $124,744    $200,000          $15,952             --         1,000,000        $218,601
Officer

Gregory Ionna            1997     $237,500       --               --                --            50,000          $3,288
Executive Vice           1996     $195,625    $145,000            --                --            55,000          $4,308
President, Card          1995     $165,625    $100,000            --                --            52,000          $2,828
Division

Karen L. Kemp (2)        1997     $121,378     $30,000          $80,592             --            60,000        $109,103
Senior Vice President,
Human Resources

Gregory A. Brown (2)     1997     $139,904    $180,000          $47,725             --           100,000         $70,358
Senior Vice
President, Sales,
Card Division

Paul W. Farley           1997     $128,333       --               --                --            35,000          $3,418
Vice President,          1996     $109,000     $71,000            --                --             --             $4,134
Controller               1995     $104,000     $80,000            --                --            18,000          $2,922

(1) For 1997 includes the following: (i) matching contributions to the Company's 401(k) Plan on behalf of each of Messrs. O'Connell ($728), Ionna ($1,200), and Farley ($1,200) in respect of their 1997 contributions to the Plan; (ii) group term life insurance payments for Messrs. O'Connell ($3,456), Ionna ($2,088), Ms. Kemp ($914), Messrs. Brown ($870) and Farley ($2,218); (iii) reimbursement of relocation, temporary living and/or travel expenses for Ms. Kemp ($108,189) and Mr. Brown ($69,488).

(2) Mr. O'Connell was first employed by the Company in 1996. Ms. Kemp and Mr. Brown were first employed in 1997.

STOCK OPTIONS. The following table contains information concerning stock option grants to the named executive officers during the year ended December 31, 1997. None of the Company's Stock Option or Stock Incentive Plans provides for the grant of stock appreciation rights ("SARs").


                        OPTION GRANTS IN LAST FISCAL YEAR
                              INDIVIDUAL GRANTS(1)

                       --------------------------------------------------------------------------------
                                          % of Total Options
                                              Granted to           Exercise or                             Grant Date
                        Options Granted      Employees in          Base Price                             Present Value
        Name                  (#)             Fiscal Year            ($/Sh)          Expiration Date          $ (2)
--------------------------------------------------------------------------------------------------------------------------
Frank J. O'Connell             -                   -                    -                   -                   -

Gregory Ionna                50,000              7.50%               $23.000             11/18/07           $ 361,490

Karen L. Kemp                30,000              4.50%               $19.250             04/22/07           $ 194,787
                             30,000              4.50%               $23.000             11/18/07           $ 216,894

Gregory A. Brown             50,000              7.50%               $20.875             06/18/07           $ 334,095
                             50,000              7.50%               $23.000             11/18/07           $ 361,490

Paul W. Farley               20,000              3.00%               $19.875             03/05/07           $ 125,670
                             15,000              2.25%               $23.000             11/18/07           $ 108,447

(1) All options vest at the rate of one-third per year commencing one year after the grant date. The exercise price of all options may be paid in cash or by the transfer of shares of the Company's common stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full (i) if any person becomes, or commences a tender offer which could result in the person becoming, the beneficial owner of more than 50% of the outstanding shares of the Company's common stock or (ii) unless the survivor or transferee corporation agrees to continue the option, in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the grant date present value of the options shown. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including Black-Scholes model, require a prediction about the future movement of the stock price. The real value of an option, if any, depends upon the actual performance of the Company's stock during the applicable period.

With respect to each named executive officer, the following table sets forth information concerning stock option exercises during 1997 and unexercised options held December 31, 1997.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                                         Number of
                                                                         Securities                Value of
                                                                         Underlying               Unexercised
                                              Value Realized ($)    Unexercised Options          In-the-Money
                                                                       at FY-End (#)           Options at FY-End
                                               (Market Price on                                       ($)
                          Shares Acquired       Exercise Less           Exercisable/             Exercisable/
         Name             on Exercise (#)      Exercise Price)         Unexercisable             Unexercisable
---------------------------------------------------------------------------------------------------------------------
Frank J. O'Connell              ---                  ---              700,000/300,000         $5,962,500/$1,812,500

Gregory Ionna                  19,000              $238,665            16,667/104,000            $47,918/$331,005

Karen L. Kemp                   ---                  ---                   ---/60,000                ---/$78,750

Gregory A. Brown                ---                  ---                   ---/100,000               ---/$50,000

Paul W. Farley                 2,500               $32,813              12,000/41,000           $145,500/$112,750



PENSION PLANS. The Pension Plan Table set forth below shows estimated annual pension benefits payable to a covered participant under the Company's Retirement Income Plan (the "Retirement Plan"), a qualified defined benefit pension plan, and under the Gibson Greetings, Inc. ERISA Makeup Plan (the "Makeup Plan"), a non-qualified supplemental pension plan providing benefits that would otherwise be denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. Benefits shown are computed as a straight life annuity for an employee retiring at age 65 in 1997 with no offsets.


                               PENSION PLAN TABLE

                                                    Years of Service
                   ------------------------------------------------------------------------------------
   Remuneration        5         10         15        20         25        30         35        40
                       -         --         --        --         --        --         --        --
          $100,000     $6,600   $13,200    $19,800   $26,400    $33,000   $39,600    $46,200   $52,800
           200,000     14,100    28,200     42,300    56,400     70,500    84,600     98,700   112,800
           300,000     21,600    43,200     64,800    86,400    108,000   129,600    151,200   172,800
           400,000     29,100    58,200     87,300   116,400    145,500   174,600    203,700   232,800
           500,000     36,600    73,200    109,800   146,400    183,000   219,600    256,200   292,800
           600,000     44,100    88,200    132,300   176,400    220,500   264,600    308,700   352,800
           700,000     51,600   103,200    154,800   206,400    258,000   309,600    361,200   412,800
           800,000     59,100   118,200    177,300   236,400    295,500   354,600    413,700   472,800
           900,000     66,600   133,200    199,800   266,400    333,000   399,600    466,200   532,800
         1,000,000     74,100   148,200    222,300   296,400    370,500   444,600    518,700   592,800


Benefits under the Retirement and Makeup Plans are based upon the highest average 60 consecutive months' salary and bonus (as shown on the Summary Compensation Table) during the 120 months immediately preceding retirement. Compensation covered by the Plans at the end of 1997 for each named executive officer is as follows: Mr. O'Connell, $875,409(1); Mr. Ionna, $340,349; Ms. Kemp, $306,136(1); Mr. Brown, $425,158(1); and Mr. Farley, $157,710. For the
purpose of computing a benefit under the table above, on December 31, 1997, Mr. O'Connell had one year of credited service; Mr. Ionna, 23 years; Ms. Kemp, one year; Mr. Brown, one year; and Mr. Farley, 26 years. Covered compensation amounts differ from amounts shown on the Summary Compensation Table due to differences in the recognition of pensionable earnings.

(1) Includes relocation and similar nonrecurring payments. For persons employed less than one year, amounts are estimated based on annual base salary.

In addition to the Retirement Plan and the Makeup Plan, certain executives are eligible for benefits under the Company's Supplemental Executive Retirement Plan (the "SERP"), which was adopted to attract and retain highly qualified executives by providing retirement benefits at levels which the Company believes to be competitive. A participant in the SERP who retires at age 65 is entitled to receive supplemental retirement benefits equal to the difference between (i) that percentage of the participant's final monthly average earnings (as defined in the Retirement Plan without regard to certain limitations imposed by the Internal Revenue Code on qualified plans) determined by crediting 2%, 1-2/3% and 1-1/3% per year, respectively, for each of the first 10, next 10 and next 10 years of credited service, up to a maximum of 30 years of credited service (the "SERP percentage") and (ii) the aggregate of the participant's monthly benefits from the Retirement Plan and the Makeup Plan plus supplemental retirement benefits under any individual agreement with the Company. The SERP provides for adjustments to the basic benefit formula in the event of a participant's early retirement, disability retirement, death or other termination of employment. At the normal retirement age each named executive officer's years of credited service and SERP percentage would be as follows: Mr. O'Connell, 12 years and 23%; Mr. Ionna, 30 years and 50%; Ms. Kemp, 19 years and 35%; Mr. Brown, 17 years and 32%; and Mr. Farley, 30 years and 50%. For SERP purposes only, Mr. O'Connell's retirement compensation base is $500,000.


EMPLOYMENT CONTRACTS. Each of the named executive officers has an employment agreement with the Company. Mr. O'Connell's agreement runs from August 25, 1996 until December 31, 1999, and renews automatically from year to year thereafter unless notice is given by either party. The agreement sets a minimum annual salary of $350,000, subject to increase from time to time. In addition, it provides, beginning in 1997, for annual incentive bonuses based upon the percentage increase in the Company's current year operating income over the operating income of the previous year. No bonus will be paid if the growth rate is less than 5%; a bonus equal to 36% of base salary will be paid for operating income growth of 5%, increasing proportionately to a payment of 143% of base salary for operating income growth of 15% or more. The Board also has discretion to grant additional incentive compensation. Pursuant to the employment agreement, Mr. O'Connell has been granted options to purchase 1,000,000 shares of the Company's common stock. Mr. O'Connell's agreement further provides that if there is a change in control (as defined) of the Company and thereafter his employment terminates, he is entitled under specific circumstances to be paid an amount equal to 2.99 times the sum of his then-current base salary and the average incentive compensation for the period after fiscal year December 31, 1996. The agreement also provides for severance pay equal to 12 months' salary in the event that the Company elects not to extend its initial term.

Mr. Ionna has an employment agreement, entered into during 1996, which currently expires on March 31, 1999 and may be extended thereafter on an indefinite basis by mutual agreement. The agreement provides for an annual salary of $230,000 (subject to increase from time to time) and for participation in the Company's incentive compensation program. It also provides for severance pay equal to six months' salary in the event of death, for a payment equal to 2.9 times annual salary then in effect in the event of termination of employment under certain circumstances after a change in control of the Company, and for severance pay equal to two times his then-current base salary in the event that the Company elects not to extend the initial term.

Each of Mr. Brown, Ms. Kemp and Mr. James T. Wilson, the Company's Executive Vice President - Finance and Operations and Chief Financial Officer hired in September 1997, has an employment agreement with the Company. These agreements became effective May 19, 1997, April 22, 1997 and September 29, 1997, respectively; each extends indefinitely until terminated by the Company, or by the executive officer on 30 days' advance notice to the Company. Under the agreements, Mr. Brown, Ms. Kemp and Mr. Wilson receive annual salaries, which are subject to adjustment from time to time, of $225,000, $175,000 and $250,000, respectively. Each is eligible to receive an annual bonus of up to 112.5% of base salary, as well as to participate in the Makeup Plan and the SERP. In connection with their employment agreements, each executive officer also received, or is entitled to receive, specified relocation expense payments or reimbursements and the following additional items of compensation: Mr. Brown, a signing bonus of $80,000, a guaranteed 1997 annual bonus of at least $100,000 and options to purchase 50,000 shares of the Company's common stock; Ms. Kemp, a signing bonus of $30,000 and options to purchase 30,000 shares of common stock; and Mr. Wilson, a signing bonus of $100,000 ($50,000 after beginning employment and $50,000 after closing on a home in Cincinnati) and options to purchase 125,000 shares of common stock. If Mr. Brown's or Ms. Kemp's employment agreement is terminated by the Company other than for cause (as defined in the agreement), he or she is entitled to a lump sum payment equal, during the first year of employment, to 24 months' salary, reduced by one month for each month employed, and, during subsequent years of employment, to one year of base salary. If Mr. Wilson's agreement is terminated by the Company other than for cause or as a result of a material breach by the Company, he is entitled to a lump sum payment from the Company equal to two times his then-current annual salary, reduced by one twenty-fourth for each month of employment, but not reduced by more than 50%.

Mr. Farley's employment agreement provides for a base annual salary of $85,000, subject to increase by the Company from time to time, and for participation in the Company's incentive bonus plan. Generally, the agreement is subject to termination by the Company upon one year's advance written notice and as is otherwise provided therein. Mr. Farley's agreement also provides that he is entitled to one year's salary (subject to offset under certain circumstances) if he is not retained in substantially the same capacity and salary for at least six months after any person becomes the beneficial owner of 50% or more of the Company's securities.

The Company had an employment agreement with Benjamin J. Sottile, the Company's former chief executive officer, which was entered into as of April 1, 1993 and continued until March 31, 1998, subject to the Company's right to terminate Mr. Sottile's employment prior to that time. The Company notified Mr. Sottile that his employment was terminated under that agreement as of June 15, 1996. The agreement provided that, upon termination under these circumstances, Mr. Sottile was entitled to receive his base salary ($460,000), incentive compensation and fringe benefits in the amount and manner as if both parties had fully performed their obligations under the agreement until March 31, 1998. Effective February 26, 1997, the Company and Mr. Sottile entered into a settlement agreement which terminated the employment agreement. Under the terms of the settlement agreement, Mr. Sottile's base salary and medical coverage will be paid through March 31, 1998; through that date, the Company also either will continue its contributions to Company retirement plans in which Mr. Sottile participated or will make substitute arrangements. In lieu of all other contractual compensation and benefits, the Company agreed to pay to or on behalf of Mr. Sottile a total of $286,545 and to sell him his Company-provided automobile for a nominal amount. Pursuant to the settlement agreement, Mr. Sottile resigned as a director of the Company on February 18, 1997.

The Company's employment agreements also generally provide additional miscellaneous compensation in the form of some combination of perquisites such as club membership fees, use of automobiles, insurance benefits and tax and estate planning services.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION. The Compensation Committee submits this report, which covers the objectives and components of the Company's Executive Compensation Program, 1997 actions taken by the Company and the Chief Executive Officer's compensation.

Objectives of the Executive Compensation Program

- To provide opportunities that approximate those offered by successful consumer products companies, so that the Company can attract and retain the key executive talent needed to achieve its goals.

- To reward executives for achieving the financial goals of the Company and its business units and for accomplishing their individual goals that relate to improved management of internal operations and to the needs of the Company's customers.

- To motivate executives to take a long-term view of the Company's opportunities, so as to produce long-term value for stockholders.

Components of the Executive Compensation Program

The executive compensation program is composed of four elements: base salary, annual incentives, long-term incentives, and benefits.

Base Salaries              Generally, minimum base salaries for the Company's
-------------              executive officers are established in employment
                           agreements with the Company. Base salaries are set between the 50th and the 75th percentile of those provided by other consumer products companies with which the Company competes for key executive talent.
                           Executives' salaries are reviewed periodically but not less than every 15 months, and are subject to adjustment based on the general movement in salaries in the job market, as well as the individuals' job performance, their relative contributions to the Company, and changes in their job responsibilities and accountabilities. These reviews are subjective in the sense that they are not based upon predetermined specific criteria. Because the Company competes with a wide and diverse range of consumer products companies for executive talent, the group of companies used for compensation comparisons is not the same as that believed appropriate for a comparison of stockholder returns in the Performance
                           Graph show below, although there may be some overlap between the groups.

Annual Incentives          The Company places significant emphasis on achieving
-----------------          its annual profit objectives. Accordingly, under the
                           Gibson Greetings, Inc. Management Incentive Plan, specific targeted levels of pretax operating income are established for each fiscal year at the corporate, division and strategic business unit
                           ("SBU") levels. A pool for incentive awards is funded after year-end results are known, with the size of the pool calculated based upon the achievement of predetermined percentages of the target levels.
                           Individual awards are made from this pool, with the size of each award based on (1) the objective level of corporate or division profitability, (2) the objective level of the SBU profitability, and (3) a subjective assessment of the individual's contributions to the business objectives.

                           Eligibility for annual incentive awards is limited to key executives (other than the CEO) and managers who play important roles in the achievement of the Company's objectives. In addition, other managers may receive incentive awards in a particular year, to reward their extraordinary results or achievements for that year. Annual incentive opportunity for the CEO is prescribed by contract.

                           Achievement of target incentives (for meeting the Company's demanding profit objectives) can place executives' annual cash compensation (that is, base salary plus annual incentive award) somewhat above the 75th percentile for competitive practice.

Long-Term Incentives       The Company provides two different types of long-term
--------------------       incentives to its senior executives: (1) stock
                           options (nonqualified and incentive stock options) which are typically awarded every year, and (2) restricted stock grants, awarded on a selective basis, and only to the most senior executives.

                           Eligibility for long-term incentives is targeted to key executives and managers who can have a significant effect on the achievement of the Company's long-term strategic objectives. The use of Company stock as a key element of the executive compensation program is intended to strengthen the link between the interests of senior management and the Company's stockholders. Long-term incentives are granted based upon a subjective assessment of the individual's performance and responsibilities.

Benefits                   The Company's benefits program is composed of
--------                   retirement income and group insurance plans. The
                           objective of the program is to provide executives with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability, and ill health) that can interrupt their employment and/or income.

                           The Company's retirement income program consists of two tax-qualified plans: a defined benefit pension plan and a 401(k) plan that cover all salaried full-time employees, including the Company's executives, and two non-tax-qualified plans for executives (an ERISA "Makeup" plan that restores defined benefit pension benefits denied by the federal tax laws, and a supplemental defined benefit retirement plan).

                           The group insurance program consists of life, disability, and health insurance benefit plans that cover all salaried full-time employees, including the Company's executives. The employment agreements of individual executive officers may also provide for perquisites in the form of supplemental insurance benefits and/or Company payment of the premiums relating to insurance benefits.

The Company does not anticipate that the total annual taxable compensation of any of its executive officers will exceed $1,000,000 in 1997 or the near term. Therefore, it expects that all taxable compensation for these individuals will be tax-deductible to the Company. The Company intends to preserve its tax deduction for executive officers and to take steps necessary to do so if and as appropriate.

1997 Actions

Certain named executives received adjustments to annual salary based on their individual job performances and relative contributions to the Company during 1997.

Because the Company did not achieve its targeted operating income levels, no named executive officer received a bonus under the Gibson Greetings, Inc.'s Management Incentive Plan. Certain executive officers, however, did receive signing and/or bonus payments in accordance with their employment agreements.

In accordance with the Company's standard practice and in recognition of their contributions toward achieving the Company's strategic goals, all executive officers, with the exception of the CEO, received stock option grants during 1997.

CEO Compensation

The elements of Mr. O'Connell's compensation are prescribed by the terms of his employment agreement. The employment agreement requires that his base salary be reviewed annually. As a result of this review, the Committee approved a base salary increase of $50,000, effective August 1, 1997. The Committee believes this adjustment was appropriate, both in view of the progress made during the year toward attaining the Company's strategic goals and in order to keep Mr. O'Connell's base salary at the 50th percentile level for CEO's of other comparably sized consumer products companies. Because the Company's operating income did not reach the target levels required by the employment agreement, Mr. O'Connell received no bonus for 1997. Also, because of the large stock option grants made to Mr. O'Connell under the employment agreement, no additional grants were made in 1997. For further information, see "Executive Compensation and Other Information - Employment Contracts."

Compensation Committee:

                                 C. Anthony Wainwright, Chairman
                                 Charlotte A. St. Martin
                                 Albert R. Pezzillo

PERFORMANCE GRAPH. The following graph and table compare, over the period shown, the cumulative total stockholder return of the Company's common stock to the cumulative total return of companies included in the Standard & Poor's 500 Stock Index and in a peer group index. (1) In each case it is assumed that $100 was invested on December 31, 1992 and that any dividends were reinvested.




                             Gibson Greetings, Inc.
                           Relative Market Performance
                            Total Return 1992 - 1997


                                   [GRAPHIC]






----------------------------------------------------------------------------------------------------------------
                                     1992         1993         1994         1995         1996         1997
----------------------------------------------------------------------------------------------------------------
  Gibson Greetings, Inc.            100.00       114.94       82.19         89.15       109.35       121.88
----------------------------------------------------------------------------------------------------------------
  S&P 500 Index                     100.00       110.08       111.53       153.45       188.68       251.63
----------------------------------------------------------------------------------------------------------------
  Peer Group Index                  100.00       103.88        88.60        92.54       103.93       132.84
----------------------------------------------------------------------------------------------------------------

(1) The peer group is composed of companies having seasonal businesses which market consumer products through similar channels of distribution. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a group average. The members of the group are as follows:
         Action Industries, Inc., American Greetings Corporation, A.T. Cross & Co., CSS Industries, Inc., Devon Group, Inc., Fisher-Price, Inc. (until acquired in January 1994), C.R. Gibson Co. (until acquired in December
         1995), Handleman Co., Jostens, Inc., Russ Berrie & Co., Inc., Tyco Toys, Inc. and Golden Books Family Entertainment (name changed from Western Publishing Group, Inc.).

                           PRINCIPAL STOCKHOLDERS AND
                             HOLDINGS OF MANAGEMENT


The following table sets forth certain information with regard to the beneficial ownership of the Company's common stock by (i) each of the Company's stockholders known to hold more than 5% of the outstanding shares of common stock, (ii) each director, nominee and executive officer named on the Summary Compensation Table, individually, and (iii) all directors and executive officers as a group. Information relating to the Company's directors and executive officers is as of March 6, 1998. Information on 5% stockholders is as reported by them to the Company subsequent to December 31, 1997.



                                                                                               Beneficial Ownership (1) (2)
                                                                                               -----------------------------
                      Name                                          Position                   Number of Shares    Percent
----------------------------------------------------------------------------------------------------------------------------
The Prudential Insurance Company of America                                                            3,000,900      18.4%
     Prudential Plaza
     Newark, NJ   07102
Royce & Associates, Inc.                                                                               1,370,400       8.4%
     1414 Avenue of the Americas
     New York, NY   10019
FMR Corp.                                                                                              1,268,010       7.8%
     82 Devonshire Street
     Boston, MA   02109
John Hancock Mutual Life Insurance Company                                                               886,182       5.4%
     John Hancock Place
     Boston, MA   02117
Frank J. O'Connell                                 Chairman, President and                               700,000       4.1%
                                                   Chief Executive Officer
George M. Gibson                                   Director                                                4,103
Robert P. Kirby                                    Director                                                    -
Charles D. Lindberg                                Director                                                7,703
Albert R. Pezzillo                                 Director                                               37,553
Charlotte A. St. Martin                            Director                                                5,103
C. Anthony Wainwright                              Director                                               10,103
Gregory A. Brown                                   Senior  Vice President, Sales, Card                         -
                                                   Division
Paul W. Farley                                     Vice President, Controller                             27,167
Gregory Ionna                                      Executive Vice President, Card Division                34,596
Karen L. Kemp                                      Senior Vice President, Human Resources                 10,000
All directors and executive officers as a group                                                          836,328       4.9%
     (12 persons)


(1) Except as indicated, the percentage of shares held by each person is less than 1%. Includes shares which may be purchased upon exercise of presently exercisable options and options exercisable within 60 days after March 6, 1998, in the following amounts: Mr. O'Connell, 700,000 shares; Mr.Gibson, 2,000 shares; Mr. Kirby, none; Mr. Lindberg, 6,000 shares; Mr. Pezzillo, 32,750 shares; Ms. St. Martin, 4,000; Mr. Wainwright, 9,000 shares; Mr. Brown, none; Mr. Farley, 24,667 shares; Mr. Ionna, 34,001 shares; Ms. Kemp, 10,000 shares; and all directors and executive officers as a group, 822,418 shares.

(2) Includes the following numbers of shares as to which beneficial ownership is disclaimed: 100 shares held by the wife of Mr. Wainwright.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). These persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 1997; except that an option grant to Mr. Ionna was inadvertently omitted from his fiscal year 1996 Form 5 (the Form 5 was amended promptly after the error was discovered) and a Form 4 for Mr. Ionna was filed nine days after its due date.


                         INDEPENDENT PUBLIC ACCOUNTANTS

The Company's independent public accountants are selected by, and serve subject to change by, the Board of Directors. The Board has voted to appoint Deloitte & Touche LLP, Certified Public Accountants ("Deloitte & Touche"), as independent public accountants of the Company for the year 1998. Deloitte & Touche has served as the Company's principal independent public accountants since 1994. Representatives of Deloitte & Touche are expected to be present at the meeting, with the opportunity to make a statement if they desire. Additionally, they will be available to respond to appropriate questions from stockholders.


                            PROXY STATEMENT PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting if they are received by the Company before the close of business on November 23, 1998.


                        PROXY SOLICITATION AND REVOCATION

The solicitation of the enclosed proxy is being made on behalf of the Board of Directors, and the Company will bear the cost of solicitation. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies personally, by telephone or by telegraph. The Company will reimburse brokers, banks or other persons for their reasonable out-of-pocket expenses in sending proxy material to beneficial owners. To assist in the solicitation of proxies, the Company has engaged Georgeson & Company, Inc. for a fee estimated at $7,500, plus out-of-pocket expenses. Any stockholder giving a proxy has the power to revoke it at any time prior to the voting thereof.

----------------------------------------------------------------------------

1. Election of Directors.      FOR all nominees            WITHHOLD AUTHORITY to vote          EXCEPTIONS
                               listed below     [   ]      for all nominees           [   ]                 [   ]
                                                           listed below

   Nominees: Frank J. O'Connell and Charlotte A. St. Martin
   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

   Exceptions
             ------------------------------------------------------------------

2. Upon such other business as may properly come before the meeting. (Strike through if you wish authority withheld.)






                                                          [   ]    Mark here if you plan       [   ]   Mark here for address
                                                                   to attend the meeting.              change and note at left.


                                                                         IMPORTANT: Please date and sign exactly as name appears.
                                                                         If shares are held jointly, each stockholder named should
                                                                         sign. Executors, administrators, trustees, etc. should so
                                                                         indicate when signing. If the signer is a corporation,
                                                                         please sign full corporate name by duly authorized
                                                                         officer.

                                                                         Dated:                                             , 1998
                                                                               ----------------------------------------------

                                                                               ----------------------------------------------

                                                                               ----------------------------------------------
                                                                                          (Signature of Stockholder)

                                                                               Vote must be indicated
                                                                               (x) in Black or Blue ink.   [   ]

   Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

----------------------------------------------------------------------------


----------------------------------------------------------------------------


                             GIBSON GREETINGS, INC.

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Harold L. Caldwell and Paul W. Farley, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gibson Greetings, Inc. to be held at the Cincinnati Museum Center, Cincinnati, Ohio at 11:00 a.m., Eastern Daylight Saving time, on April 23, 1998, and at any adjournments thereof.

     The proxy will be voted as specified, if no specification is made, the proxy shall be voted FOR the nominees listed on the reverse side. As to any other matter or if any of said nominees are not available for election, said attorneys shall vote in accordance with their best judgment.

                                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                              GIBSON GREETINGS, INC.
                                              P.O. BOX 11084
                                              NEW YORK, N.Y. 10203-0084


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